LETTER OF INTENT
PURCHASE AGREEMENT

This agreement made as of the 11th day of September, 2007 with an effective date as of the 11th day of September, 2007.

BETWEEN:

STAR URANIUM CORP., a body corporate with offices at the City of Saskatoon, in the Province of Saskatchewan (the Vendor)

OF THE FIRST PART

AND:

IVANY MINING INC., a body corporate with offices at the City of St. Leonard, in the province of Quebec (the Purchaser)

OF THE SECOND PART

WHERE AS:

1.  The Vendor is the recorded and beneficial holder of a 100% interest in certain property (the “Property”) situated in the Zama Lake area of northern Alberta, more particularly described in Schedule “A”; and

2. The Vendor has agreed to sell to the Purchaser a 100% interest in the Property on the terms and conditions set forth in this agreement.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Vendor and the Purchaser agree as provided in this agreement:

THE SALE

Vendor’s representation and warranties

The Vendor represents and warrants to Ivany Mining, Inc. that:

a)	It is beneficial and registered or recorded owner of a 100% interest in the Property;

b)	The Property is in good standing, free and clear of all encumbrances;

c)	The Vendor has the full and undisputed right to deal with the Property as provided for in this Agreement;

d)	The Vendor is not a non-resident for purposes of Section 116 of the Income Tax Act (Canada).

TERMS:

1.  The Purchaser shall pay to the Vendor the sum of $100,000, payable on or before October 31, 2007.

2. The Purchaser shall deliver to the Vendor 150,000 shares of stock in Ivany Mining, Inc. at a deemed price of $0.50 (U.S.) per share upon approval by the regulatory authorities.

3. The Purchaser, on or before May 16, 2008 shall spend or cause to be spent $400,000 in eligible exploration expenditures in order to maintain the Property in good standing. In the event that it becomes apparent that some of the Property should be allowed to lapse based on geological evaluation, that part of the Property will be offered back to the Vendor first, with a 60 day period for the Vendor to re-acquire the land from the Purchaser or to allow it to lapse.

4. In order to maintain all of the Property, after May 16, 2008 and before May 16, 2010, exploration expenditures of a further $ 1,000,000 are required to be spent by the Purchaser. However, if it is mutually agreed to allow certain parts of the Property to lapse, then the amount of expenditure required will be adjusted accordingly.

5. The Vendor shall retain a 2% Net Smelter Royalty in the Property. The Purchaser can buy down the NSR to 1% by making a payment of $1,000,000 to the Vendor at any time

6. The Vendor shall retain the diamond rights on the Property.

7. This Letter of Agreement may be replaced by a more formal agreement if deemed to be necessary.

/s/ Rick Walker	/s/ Derek Ivany
Rick Walker President of Star Uranium	Derek Ivany President of Ivany Mining, Inc.

“Schedule A”

Permit #	Legal Description	Date of Issue	Area (Hectares)	1st Term Work Requirement
9306050838	6-06-116: 1-36	16-May-2006	9,216	$46,080
9306050891	6-03-117: 1-36	19-May-2006	9,216	$46,080
9306050892	6-04-117: 1-36	19-May-2006	9,216	$46,080
9306050893	6-05-117: 1-36	19-May-2006	9,216	$46,080
9306050896	6-06-117: 1-36	19-May-2006	9,216	$46,080
9306050897	6-07-117: 1-36	19-May-2006	9,216	$46,080
9306050898	6-03-118: 1-36	19-May-2006	9,216	$46,080
9306050899	6-04-118: 1-36	19-May-2006	9,216	$46,080
9306050900	6-05-118: 1-36	19-May-2006	9,216	$46,080
9306050901	6-06-118: 1-36	19-May-2006	9,216	$46,080
Total=			92,160	$460,800